Exhibit 10.11(a)

PROMISSORY NOTE
$ 75,000.00	Due: December 31, 2011

Toronto, Ontario
December, 2010

FOR VALUE RECEIVED, the undersigned hereby promises to pay to the order of Timothy John Brown as trustee for the T. Brown Family Investment Trust, on the 31st day of December, 2011 the principal amount of $75,000 (Seventy-Five Thousand Dollars) in Canadian funds, together with interest thereon at a rate of twelve percent (12%) per annum, payable on maturity, with interest on overdue interest at the same rate, at the registered office of Consorteum Holdings Inc. in Ontario, Canada.

The undersigned hereby waives demand and presentment for payment, notice of non-payment, protest and notice of protest of this note. This note shall be governed and construed by the laws of the Province of Ontario, Canada

Consorteum Holdings, Inc. Per: /s/ Craig Fielding Craig Fielding, CEO and President /s/ Tim Brown Tim Brown